Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
WHEREAS, Clifford E. Berman (the “Executive”) and SXC Health Solutions, Inc. (the “Company”) executed an employment agreement (“Agreement”) executed February 16, 2008;
WHEREAS, the Company and Executive desire to amend the Agreement to fully satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and to clarify other aspects of the Agreement;
NOW, THEREFORE, BE IT RESOLVED, in accordance with the foregoing recitals, the Agreement is amended as follows:

1.	Subsection 5.2(b) of the Agreement shall be deleted in its entirety and replaced with the following:
“(b) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause, then Executive shall be entitled to receive (i) Executive's Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive's Incentive Compensation Bonus for the year in which the termination occurred, if any, pro rated to Executive's date of termination (payable at the same time other members of the Senior Management Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company's fiscal year); and (iii) the Severance Benefit. “Severance Benefit” means a payment equal to the Executive's Annual Base Compensation as of the date of termination, payable according to the Company's regular payroll schedule, less required tax withholding, commencing thirty (30) days from the date the Company receives the Separation Agreement and General Release executed by Executive. For purposes of this Section 5.2(b), any payment or benefit that the Executive receives shall be treated as a “separate payment” for the application of Section 409A of the Internal Revenue Code (“Code”). The Company intends to rely on the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) if the Executive receives any payment or benefit due to his Termination by the Company Without Cause. Executive's entitlement to the benefits provided in subsections 5.2(b)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release provided by the Company.”

2.	Subsection 5.2(c) of the Agreement shall be deleted in its entirety and replaced with the following:
“(c)    Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive's Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive's Incentive Compensation Bonus, if any, pro rated to Employee's date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company's fiscal year); and (iii) the Change of Control Severance Benefit. Executive's entitlement to the benefits provided in subsections 5.2(c) (ii) and (iii) is contingent on Executive signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Executive. “Change of Control Severance Benefit” means a lump-sum payment, less required tax withholding, equal to one and one-half times the Executive's Annual Base Compensation at the time of termination, plus one (1) times the targeted amount of Executive's Incentive Compensation at the time of termination. The Change of Control Severance Benefit shall be paid within thirty days from the date the executed Separation Agreement and General Release is received by the Company. Notwithstanding the foregoing to the contrary, if the Compensation Committee determines that the Executive is a Specified Employee then his Change of Control Severance Benefit due under this paragraph (c) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive, if earlier, pursuant to Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Executive to be subject to excise tax under Section 280G or Section 4999 of the Code, or the corresponding section(s) of any future federal tax law, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax. All determinations of the amount of the reduction shall be made by the Company's tax counsel, and the cost of making such determination shall be paid by the Company.”
3.    The Agreement shall be amended by adding a new Subsection 5.4(e) as follows:
“(e) 'Total Disability' means the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan which covers the Executive. Subject to the provisions of Section 409A and the Treasury regulations issued thereunder, any determination of whether the Executive satisfies the definition of 'Total Disability' shall be made by the Compensation Committee, based upon medical evidence from a physician selected by the Compensation Committee. Any determination of whether the Executive satisfies the definition of 'Total Disability' for purposes of this Agreement shall not be construed as a determination for any other purpose.”
4.    Subsection 6.5(a) of the Agreement shall be amended by deleting the following sentence:
“In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Code section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to Executive on the earlier of (i) Executive's 'separation from service' with Company (determined in accordance with Code section 409A); provided however, that if Executive is a 'specified Executive' (within the meaning of Code section 409A), Executive's date of payment shall be made on the date which is 6 months after the date of Executive's separation from service with Company or (ii) Executive's death.”
IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement of Clifford E. Berman, to be effective as of the date that the last signatory to this Amendment signs below.

COMPANY:	EXECUTIVE:
SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey G. Park	/s/ Clifford E. Berman
Chief Financial Officer
Date	12/22/2008	Date	12/15/2008